Exhibit 24(b)(8.119)
Sixth Amendment to the Fund Participation Agreement

This Sixth Amendment, dated as of March 1, 2013, by and between ING Life
Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company)
(“ILIAC”), ReliaStar Life Insurance and Annuity Company (“ReliaStar”), and ReliaStar
Life Insurance Company of New York (“ReliaStar New York”) (collectively the
“Company”), Pioneer Investment Management Shareholder Services, Inc. (formerly
Pioneering Services Corporation) (the “Transfer Agent”) and Pioneer Funds Distributor,
Inc. (“Distributor”), is made to the Fund Participation Agreement, dated as of September
21, 2000, as amended by Amendment No. 1 (effective April 1, 2003), Amendment No. 2
(effective August 5, 2003), Amendment No. 3 (effective May 1, 2004), Amendment No.
4 (effective March 1, 2008), Amendment No. 5 (effective September 17, 2010). Unless otherwise indicated, terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

WHEREAS, the parties agree to amend the Agreement to add Class K shares of the Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with Schedule B, attached hereto.

2.	Schedule C of the Agreement is hereby deleted in its entirety and replaced with Schedule C, attached hereto.

3.	Except as modified hereby, all other terms and conditions of the
Agreement shall remain in full force and effect.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Sixth Amendment as of the effective date set forth above.

ING LIFE INSURANCE AND		PIONEER INVESTMENT MANAGEMENT
ANNUITY COMPANY		SHAREHOLDER SERVICES

By: /s/Lisa Gilarde		By: /s/Joseph Kringdon
Name:	Lisa Gilarde	Name:
Title:	Vice President	Title:

RELIASTAR LIFE INSURANCE COMPANY		PIONEER FUNDS DISTRIBUTOR, INC.

By: /s/Lisa Gilarde		By: /s/Joseph Kringdon
Name:	Lisa Gilarde	Name:
Title:	Vice President	Title:

RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK

By: /s/Lisa Gilarde
Name:	Lisa Gilarde
Title:	Vice President

Schedule B
As amended on March __, 2013

All Class A Shares of Pioneer Funds
All Class K Shares of Pioneer Funds
All Class R Shares of Pioneer Funds
All Class Y Shares of Pioneer Funds

Schedule C
As amended on March __, 2013

1.	Servicing Fee

Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the
Distributor. The Transfer Agent recognizes the Company as the sole shareholder of the Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay to the Company a servicing fee as set forth below:

(a) for Class A shares, on the annual rate of ____% (_____% quarterly) of the average net assets invested in the Funds in each calendar quarter. This fee shall be payable quarterly in arrears, as invoice by ILIAC to the Distributor for the amount of such fee; and

(b) for Class K Shares, The parties agree that no fee is payable to the Company by the Transfer Agent or the Distributor, or any affiliate, with respect to the assets invested in Class K Shares of the Funds through the Contracts.

(c) for Class R Shares, in consideration of the Company providing services under each Fund's Class R Shares Service Plan (the "Service Plan") to Contract owners and participants holding shares of Class R Shares of the Funds, including but not limited to (a) acting as the shareholder of record and nominee for Contract owners and participants, (b) maintaining account records for each Contract owner and participant beneficially owning Class R Shares, (c) processing orders to purchase, redeem and exchange Class R Shares on behalf of Contract owners and participants, and handling the transmission of funds representing the purchase price or redemption proceeds and
(d) addressing Contract owners' and participants' questions regarding their accounts and the Funds, Transfer Agent agrees to pay to the Company a servicing fee, on the annual rate of ____% (_____% quarterly) of the average net assets invested in the
Funds through the Contracts in each calendar quarter. The Company agrees that the services that it shall provide shall not include distribution services primarily intended to result in the sale of Fund shares. The Transfer Agent has no obligation to make any such payments and the Company hereby waives any such payments until the Transfer receives monies from the Fund. The amount of compensation payable to the
Company during anyone year for its services with respect to Class R Shares of a Fund shall not exceed the maximum permitted by the Service Plan, as described in the
Fund's prospectus; and

(d) for Class Y Shares, at an annual rate of ____% (_____% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.

Transfer Agent will make such payments to the Company within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

2.	Distribution Related Fees

In accordance with the Fund's plan pursuant to Rule 12b-l under the Investment
Company Act of 1940, the Distributor will make payments to the Company at an annual rate of ___% (______% quarterly) for Class A shares and ____% (_____%
quarterly) for Class R shares, of the average net assets invested in the Funds through the Contracts in each calendar quarter. Distributor will make such payments within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to the
Company for the quarter and such other supporting data as may be reasonably requested by the Company.